EXHIBIT 2.1

October 13, 2011

Toru Matsui
Mitsui E&P Texas LP
c/o Mitsui E&P USA LLC
9 Greenway Plaza, Suite 1250
Houston, Texas 77046

Re:	First Amendment to Acquisition and Development Agreement, dated as of June 29, 2011, between SM Energy Company (“SM”) and Mitsui E&P Texas LP (“Mitsui” and such agreement, the “ADA”)

Dear Mr. Matsui:

Reference is made in this letter (this “Letter”) to the ADA. Capitalized terms used in this Letter and not otherwise defined herein shall have the meanings given such terms in the ADA. Pursuant to the terms and conditions of this Letter, SM and Mitsui desire to memorialize certain agreements between the Parties relating to the ADA as follows:

1.Section 9.1(a) of Annex A to the ADA is hereby amended and restated in its entirety as follows:

“(a)    by SM, if any of the conditions set forth in Section 7.2 (other than the conditions set forth in Section 7.2(c), Section 7.2(d) or Section 7.2(g)) have not been satisfied by Mitsui on or before December 23, 2011 (the “Outside Termination Date”);”

2.The Parties acknowledge and agree that the provisions of Sections 11.1 through 11.5 of the ADA, Sections 11.7 through 11.9 of the ADA and Sections 11.11 through 11.19 of the ADA are incorporated herein by this reference as if set out fully herein and shall apply in all respects to this Letter.

3.SM and Mitsui hereby ratify and confirm the terms and provisions of the ADA, to the extent modified hereby, for all purposes.

If you are in agreement with the foregoing, please countersign this Letter in the space provided below and return to my attention.

SM ENERGY COMPANY

By:         /s/ Javan D. Ottoson __
Name:        Javan D. Ottoson
Title:    Executive Vice President and Chief Operating Officer

ACCEPTED AND AGREED TO this 13th day of October, 2011

MITSUI E&P TEXAS LP

By:    MEPEF LLC, its general partner

By:    /s/ Masamutsu Shinozaki ____
Name:     Masamutsu Shinozaki
Title:    Manager